Amendment dated August 10, 2023
To the pricing supplement dated October 16, 2018
(To the prospectus dated March 30, 2018,
the prospectus supplement dated July 18, 2016
and the index supplement dated July 18, 2016)
Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-265158
Global Medium-Term Notes, Series A
Barrier Digital Notes due October 19, 2023 Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index
This document amends the pricing supplement dated October 16, 2018 relating to Barrier Digital Notes due October 19, 2023 Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index (CUSIP: 06746XUY7; ISIN: US06746XUY74) to correct a typographical error.  The table contained in the section entitled “Reference Assets” in the pricing supplement dated October 16, 2018, related to the Notes referred to above, is amended, restated and superseded in its entirety by the following table:
Reference Asset	Bloomberg Ticker	Initial Value	Barrier Value
Russell 2000 Index	RTY <Index>	1,596.84	1,117.79
S&P 500 Index	SPX <Index>	2,809.92	1,966.94
You should read this amendment together with the pricing supplement dated October 16, 2018 relating to the Notes and the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which the Notes are a part, and the index supplement dated July 18, 2016. Capitalized terms used but not defined in this document have the meanings set forth in the accompanying pricing supplement.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of the pricing supplement.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this supplement or the pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated March 30, 2018:
https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm
●	Prospectus Supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm
●	Index Supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm
Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refers to Barclays Bank PLC.